As filed with the Securities and Exchange Commission on March 14, 2022

Registration No. 333-262643

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HELIX ACQUISITION CORP.*
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Cormorant Asset Management, LLP
200 Clarendon Street, FL 52
Boston, MA 02116
(857) 702-0370
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
+1 (302)-338-9130
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Elliott Smith White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200	Matthew Gardner Michael Johns Maples and Calder P.O. Box 309, Ugland House, Grand Cayman Cayman Islands, KY1-1104 +1 (345) 949-8066	Ryan A. Murr Branden C. Berns Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105 (415) 393-8200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

*	All ordinary shares being registered for resale hereunder will be issued by Helix in connection with the business combination with MoonLake Immunotherapeutics AG. Upon the closing of the business combination, Helix will change its name to MoonLake Immunotherapeutics.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement registers the resale of up to 11,500,000 Class A Ordinary Shares (the “PIPE Shares”), par value $0.0001 per share, of Helix Acquisition Corp., a Cayman Islands exempted company (“Helix”), by the selling shareholders named in this prospectus (or their permitted transferees) (the “Selling Shareholders”). The Selling Shareholders are expected to be issued the PIPE Shares in private placements immediately prior to or substantially concurrently with the consummation of the proposed business combination (the “Business Combination”) by and among Helix, MoonLake Immunotherapeutics AG, a Swiss stock corporation (“MoonLake”), the existing securityholders of MoonLake (collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of Helix, and the representative of the ML Parties.

The PIPE Shares will not be issued and outstanding at the time of the extraordinary general meeting of Helix’s shareholders relating to the Business Combination and, accordingly, will not be entitled to vote at the extraordinary general meeting and will not have redemption rights in connection therewith. Further, the holders of the PIPE Shares will not receive any proceeds from the trust account established in connection with Helix’s initial public offering in the event Helix does not consummate an initial business combination by the October 22, 2022 deadline set forth in its amended and restated memorandum and articles of association. In the event the Business Combination is not approved by Helix shareholders or the other conditions precedent to the consummation of the Business Combination are not met or waived, the PIPE Shares will not be issued and Helix will seek to withdraw this registration statement prior to its effectiveness.

Helix is filing this Amendment No. 2 to the registration statement as an exhibits-only filing to file the exhibits attached hereto. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the registration statement, the signature pages to the registration statement, and the filed exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Class A Ordinary Shares being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee	$10,532.57
Accounting fees and expenses	$15,000.00
Legal fees and expenses	$75,000.00
Financial printing and miscellaneous expenses	$20,000.00
Total	$120,532.57

We will bear all costs, expenses and fees in connection with the registration of the Class A Ordinary Shares being registered hereby, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the Class A Ordinary Shares. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Proposed MAA provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In connection with Helix’s formation on August 13, 2020, the Sponsor paid $25,000, or approximately $0.007 per share, to cover certain of our offering costs in exchange 3,593,750 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On September 30, 2020, the Sponsor surrendered, for no consideration, 718,750 Class B Ordinary Shares, resulting in our Sponsor holding 2,875,000 founder shares with a value of approximately $0.009 per share.

Simultaneously with the closing of Helix’s IPO on October 22, 2020, the Sponsor purchased an aggregate of 430,000 private placement shares, at a price of $10.00 per share, for an aggregate of $4,300,000, in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1†	Business Combination Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG, the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG, Helix Holdings LLC, and Matthias Bodenstedt (incorporated by reference to Exhibit 2.1 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
3.1	Amended and Restated Memorandum and Articles of Association of Helix Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Helix’s Form 8-K, filed with the SEC on October 22, 2020).
3.2	Proposed Memorandum and Articles of Association of MoonLake Immunotherapeutics (incorporated by reference to Annex B of Helix’s Definitive Proxy Statement, filed with the SEC on February 14, 2022).
4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 of Helix’s Form S-1/A (File No. 333-249197), filed with the SEC on October 14, 2021).
5.1*	Opinion of Maples and Calder.
10.1	Investment Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG and the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG (incorporated by reference to Exhibit 10.1 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
10.2	Form of Amended and Restated Shareholders’ Agreement (incorporated by reference to Exhibit 10.2 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
10.3	Letter Agreement, dated October 19, 2020, among Helix Acquisition Corp., Helix Holdings LLC and each of the officers and directors of Helix (incorporated by reference to Exhibit 10.1 of Helix’s Form 8-K, filed with the SEC on October 22, 2020).
10.4	Amended Sponsor Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., Helix Holdings LLC, and the officers and directors of Helix Acquisition Corp (incorporated by reference to Exhibit 10.4 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
10.5	Registration Rights Agreement, dated October 19, 2020, among the Company, Helix Holdings LLC and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 of Helix’s Form 8-K, filed with the SEC on October 22, 2020).
10.6	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Annex E of Helix’s Definitive Proxy Statement, filed with the SEC on February 14, 2022).
10.7	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
10.8+	Form of MoonLake Immunotherapeutics 2022 Equity Incentive Plan (incorporated by reference to Annex C of Helix’s Definitive Proxy Statement, filed with the SEC on February 14, 2022).
10.9**†#	License Agreement, dated April 29, 2021, by and between MoonLake Immunotherapeutics AG and MERCK Healthcare KGaA.

10.10**	Side Letter to License Agreement, dated April 29, 2021, by and between MoonLake Immunotherapeutics AG and MERCK Healthcare KGaA.
10.11**†#	Contract Manufacturing Agreement, dated October 15, 2018, by and between MoonLake Immunotherapeutics AG, as assignee of MERCK Healthcare KGaA, and Richter-Helm Biologics GmbH & Co.
10.12**#	Amendment No. 2 to Contract Manufacturing Agreement, by and between MoonLake Immunotherapeutics AG, as assignee of MERCK Healthcare KGaA, and Richter-Helm Biologics GmbH & Co.
10.13**	Assignment of Contract Manufacturing Agreement, dated July 1, 2021, by and among MoonLake Immunotherapeutics AG, MERCK Healthcare KGaA, and Richter-Helm Biologics GmbH & Co.
10.14*+	Employment Agreement, dated April 30, 2021, by and between MoonLake Immunotherapeutics AG and Dr. Jorge Santos da Silva.
10.15*+	Amendment to Employment Agreement, dated September 9, 2021, by and between MoonLake Immunotherapeutics AG and Dr. Jorge Santos da Silva.
10.16*+	Employment Agreement, dated April 30, 2021, by and between MoonLake Immunotherapeutics AG and Prof. Dr. Kristian Reich.
10.17*+	Amendment to Employment Agreement, dated November 8, 2021, by and between MoonLake Immunotherapeutics AG and Prof. Dr. Kristian Reich.
10.18*+	Employment Agreement, dated May 10, 2021, by and between MoonLake Immunotherapeutics AG and Matthias Bodenstedt.
10.19*+	Amendment to Employment Agreement, dated June 22, 2021, by and between MoonLake Immunotherapeutics AG and Matthias Bodenstedt.
10.20*+	Employment Agreement, dated April 30, 2021, by and between MoonLake Immunotherapeutics AG and Jonkheer Arnout Michiel Ploos van Amstel.
10.21*+	Amendment to Employment Agreement, dated September 9, 2021, by and between MoonLake Immunotherapeutics AG and Jonkheer Arnout Michiel Ploos van Amstel.
10.22*†+	Termination Agreement, dated December 13, 2021, by and between MoonLake Immunotherapeutics AG and Jonkheer Arnout Michiel Ploos van Amstel.
10.23*†+	Board Member Agreement, dated September 25, 2021, by and between MoonLake Immunotherapeutics AG and Simon Sturge.
10.24*+	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated July 23, 2021.
10.25*+	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated July 23, 2021.
10.26*+	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated December 14, 2021.
10.27*+	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated December 14, 2021.
10.28*	Loan Agreement, dated October 15, 2021, by and among MoonLake Immunotherapeutics AG and the Lenders named therein.
10.29*	Amendment to the Loan Amendment, dated January 18, 2022, by and among MoonLake Immunotherapeutics AG and the Lenders named therein.
10.30*	Second Amendment to the Loan Agreement, dated February 15, 2022, by and among MoonLake Immunotherapeutics AG and the Lenders named therein.
10.31	Convertible Loan Agreement, dated as of February 20, 2022, by and among Cormorant Private Healthcare Fund IV. L.P., MoonLake Immunotherapeutics AG, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P. and Helix Acquisition Corp. (incorporated by reference to Exhibit 10.1 of Helix’s Form 8-K, filed with the SEC on February 25, 2022).
10.32*+	Form of Indemnification Agreement for directors and executive officers.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Baker Tilly US, LLP.
23.3*	Consent of Maples and Calder (included in Exhibit 5.1 hereto).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.

*	Previously filed.
**	Filed herewith.
†	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5).
+	Indicates a management contract of compensatory plan.
#	Portions of the Exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of March, 2022.

HELIX ACQUISITION CORP.

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Chief Executive Officer and Chairwoman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer and Chairwoman (Principal Executive Officer)	March 14, 2022
Bihua Chen

/s/ Dr. Andrew J. Phillips	Chief Financial Officer (Principal Financial and Accounting Officer)	March 14, 2022
Dr. Andrew J. Phillips

*	Director	March 14, 2022
Dr. Nancy Chang

*	Director	March 14, 2022
Will Lewis

*	Director	March 14, 2022
John Schmid

*By:	/s/ Dr. Andrew J. Phillips
Dr. Andrew J. Phillips
Attorney-in-fact